Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                      LUNA TECHNOLOGIES INTERNATIONAL, INC.


The undersigned, being the Chief Executive Officer of LUNA TECHNOLOGIES INTERNATIONAL, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is Luna Technologies International, Inc. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was March 1999.

2. The certificate of Incorporation of the Corporation is hereby amended by substituting the following Article IV:

"The authorized capital stock of the Corporation shall consist of 100,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock $0.0001 par value."

3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Kimberly Landry, its Chief Executive Officer, this 31st day of May 2006.


                                           LUNA TECHNOLOGIES INTERNATIONAL, INC.


                                      By:  /s/ Kimberly Landry
                                           -------------------------------
                                           Kimberly Landry
                                           Chief Executive Officer